One NE First Avenue, Suite 400

Ocala, Florida 34470

352-237-4500

August 31, 2012

Dear Shareholders:

With sadness, we are announcing the retirement of our founding Chief Executive Officer and President, Jon Kurtz. While there is never a good time, Jon has some family issues to attend to and he is retiring his position as Chief Executive Officer and President of Alarion Financial Holdings, Inc. and Alarion Bank, effective in October 2012.

The good news is that Jon will continue to serve as a Director on the Boards of Alarion Financial and the Bank. Jon has also agreed to serve as a Consultant to Alarion during the transitional period following his retirement. Jon has built an experienced, qualified management team, so we expect this to be a seamless transition. During the search for a replacement Chief Executive Officer, Alarion’s Chairperson Loralee Hutchinson will serve as Interim Chief Executive Officer and will work closely with Jon and our management team.

We have accomplished a lot since opening for business in Marion and Alachua Counties, and the opportunities being presented in our markets are very encouraging. Building shareholder value under a strong banking platform is our first priority every day and in each of our offices.

We plan to have a retirement social to honor Jon in late October and he is looking forward to seeing many Alarion shareholders at that time. We hope you will be able to attend.

At June 30, 2012, Alarion Bank had $282 million in total assets, $242 million in total deposits and $23 million in total shareholders’ equity. At that same date, Alarion Bank had a 7.03% Tier 1 Leverage Capital Ratio and a 10.67% Total Risk-Based Capital Ratio, with 6 full-service branches in Marion and Alachua Counties. Net income for the first six months of 2012 was $427,000.

We appreciate your continued support and confidence in Alarion and our management team and employees.

Sincerely,

/s/ Loralee W. Hutchinson	/s/ Jon M. Kurtz
Loralee W. Hutchinson	Jon M. Kurtz
Chairperson	Chief Executive Officer & President